Exhibit 10.7

PRIVILEGED AND CONFIDENTIAL

Amendment to Employment Term Sheet
WireCo WorldGroup Inc. and Eric V. Bruder (the “Executive”) are parties to the Employment Term Sheet dated September 28, 2012 (the “Term Sheet”) and desire to amend the Term Sheet (the “Amendment”) in accordance with the terms and conditions as follows:

1.	AMENDMENT OF BASE SALARY.
The salary is deleted and replaced with $550,000.

2.	AMENDMENT OF EMPLOYMENT TERM.
The first sentence of the section titled “Employment Term” is deleted and replaced with the following:
“The period beginning on the date hereof through December 31, 2014 (the “Initial Term”), and thereafter the employment term shall automatically be renewed for eighteen (18) month periods unless either party gives written notice of its intention for the employment term not so to renew at least 60 days’ prior to the end of the Initial Term or any renewal term hereunder.”

3.	AMENDMENT OF SEVERANCE TERM.
The following shall be added as a new paragraph of the section titled “Severance”:
As of January 1, 2015, in the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns employment for Good Reason, subject to the Executive’s execution and non-revocation of a release in a form satisfactory to the Company, the Company shall pay the Executive, in a lump sum within 60 days of such termination, severance in an amount equal to, if such termination (i) does not occur during the two-year period following a Change in Control, one and one-half times the Executive’s then-current base salary, or (ii) occurs during the two-year period following a Change in Control, the product of (x) one and one-half times (y) the sum of the Executive’s then-current base salary and the average annual bonus paid to the Executive in respect of the two fiscal years most immediately preceding the year of the Change in Control for which such a bonus was paid. In addition, in the event of a termination of the Executive’s employment consistent with clause (ii) of the prior sentence, the Executive and his spouse shall each be eligible to continue to participate (at no cost to the Company (or its successor)) in the applicable medical plan maintained by the Company (or its successor) from the date of the termination of the Executive’s employment through the date on which each of the Executive and his spouse attain age 65 (with eligibility for participation in the applicable medical plan ending for each of the Executive and his spouse on the last day of the month during which the applicable 65th birthday occurs); provided, however, that the Executive shall be responsible for all costs relating to such participation, as determined by the Company (or its successor) based on (A) if the medical benefit plan is self-insured, the actuarial value of the Executive and his spouse’s continued participation in the medical plan, as determined by the medical plan’s benefit advisor or actuary, as applicable or (B) if the medical benefit plan is fully insured, the cost relating to participation in the fully insured medical plan determined taking into account the actual cost of the insurance for the Executive and his spouse’s continued eligibility as determined based on the applicable former employee group. The Executive will not be entitled to any severance in the event that the Executive’s employment with the Company is terminated for Cause or the Executive resigns without Good Reason.

4.	CONTINUANCE OF TERMS.
Except as amended herein, the Term Sheet shall continue in full force and effect according to its terms and provisions and such terms and provisions shall apply to this Amendment as well as to the Term Sheet.

5.	DEFINED TERMS. Defined terms used herein but not defined have the meaning given to such term in the Agreement.

IN WITNESS WHEREOF, the parties agree that this Amendment will be effective as of the day and year written below.

Eric V. Bruder	WireCo WorldGroup Inc.
/s/ Eric. V. Bruder	By: /s/ Stephan Kessel Name: Stephan Kessel

Date: May 17, 2013

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